EXHIBIT 16.1


August 31, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Commissioners:

We have read Item 4.01 of Form 8-K dated August 26, 2005 of American Locker Group Incorporated and are in agreement with the statements contained therein concerning our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                 /s/ Schneider Downs & Co., Inc.